Celera Contacts:     Media                             Investors
                     Heather Kowalski                  Rob Bennett
                     240-453-3343                      240-453-3990
                     heather.kowalski@celera.com       robert.bennett@celera.com

                CELERA REPORTS FISCAL FIRST QUARTER 2002 RESULTS

ROCKVILLE, MD - October 24, 2001 - Celera Genomics Group (NYSE: CRA), an Applera Corporation business, today reported results for its first fiscal quarter 2002 ended September 30, 2001. All per share amounts refer to per share of Applera Corporation-Celera Genomics Group Common Stock.

Revenues for the fiscal first quarter increased to $27.3 million from $18.3 million in the first quarter of last year. The increase in revenues resulted principally from the addition of new subscribers and from collaborations and services. The net loss after benefit for taxes was $15.6 million, or $0.25 per share, compared with a net loss after benefit for taxes of $25.7 million, or $0.43 per share, in last year's first quarter. The smaller net loss was attributable primarily to higher revenues, lower R&D expenses, and lower amortization of goodwill and other intangibles. Applera has adopted the provisions of SFAS No. 142, "Goodwill and Other Intangible Assets," and as a result, Celera no longer amortizes goodwill. The net loss also included a pre-tax loss of $9.4 million from Celera's interest in its Celera Diagnostics joint venture with Applied Biosystems.

R&D expenditures for the quarter were $27.8 million, in comparison to $41.0 million in the same period last year. R&D expenses associated with therapeutic discovery programs, such as proteomics and discovery informatics, increased in comparison to the same quarter last year. These increases were more than offset by lower R&D expenses for whole genome sequencing.

"Celera is continuing its evolution to become a biopharmaceutical discovery business focused on therapeutics," stated Tony L. White, Applera's Chief Executive Officer. "As the online business moves toward profitability, Celera has a promising portfolio of future commercial opportunities, including the Celera Diagnostics joint venture, discovery programs from the proposed acquisition of Axys Pharmaceuticals, new collaborations, and internal therapeutic programs."

"Celera is leveraging the genomic information it has produced to identify new candidate therapeutic targets and diagnostic markers. Forthcoming data from our genome resequencing project should provide us with additional insight into the association of genetic variation with disease," said J. Craig Venter, Ph.D., Celera's President and Chief Scientific Officer. "We are processing an increasing volume of biological samples in our proteomics factory, and we have achieved early success in identifying differentially expressed proteins which we are validating for disease association and drug development potential."

Dr. Venter added, "During the past quarter, our biologics group generated a number of immunogens and antigens which we plan to use to produce antibodies against candidate protein targets which may be relevant in lung and pancreatic cancer. This effort may lead to the validation of some of these proteins as potential targets for antibody and cellular immunotherapies, and should prepare us for future research on a larger scale, utilizing antibodies to validate differential expression of proteins identified through genomics and proteomics."

Today, Celera also announced that Genentech, Inc., a leading biotechnology company based in South San Francisco, signed an agreement to license genomic databases from Celera. The Group also announced a subscription agreement with Immusol, a privately held biopharmaceutical company based in San Diego.

Other Recent Developments

Celera has reported a number of developments in its business over the last few months, including:

o The online business announced three new commercial customers, including the two announced today, bringing the total to 16. In addition, the number of academic and institutional organizations subscribing to the Celera Discovery System (CDS) increased to 150, a gain of over 50% compared to the prior quarter. This increase was due to 15 new academic agreements and additional penetration under existing master agreements.

o Celera established a research collaboration agreement with SomaLogic providing Celera early access to aptamers and aptamer arrays developed through SomaLogic's proprietary SELEX process. Aptamer arrays may be used in the simultaneous detection of hundreds or thousands of proteins from biological fluids, including proteins associated with certain diseases. Aptamers and antisense are the basis of two chemical methods Celera intends to use in protein target validation.

o The Group announced the delivery to customers of the assembled and annotated mouse genome, together with an updated assembly of the human genome with sequence and annotation tracking.

o Celera initiated the resequencing of the genes and regulatory regions of 40-50 individuals. The goal of this project is the commercialization of new products from the genome; product opportunities have been identified within each of Applera's three businesses. Celera's goal is to reveal a larger number of SNPs with health related implications than is currently available. Celera intends to use its SNP data in its internal drug discovery efforts to improve the predictive efficacy and toxicity of drug candidates, and as the basis for additional collaborations. This information may also form a new haplotype/SNP database product incorporated into CDS.

o Celera and Applied Biosystems completed an agreement with the SNP Consortium to provide data for a genome-wide SNP-based linkage map for genetic analysis.

Outlook

The following outlook includes the anticipated impact of the proposed acquisition of Axys Pharmaceuticals, which is expected to close in mid-November 2001.

o Revenue: Celera continues to expect a 40 to 50 percent increase in revenue in fiscal 2002. In an effort to manage sequencing capacity and priorities between internal programs such as the SNP resequencing project and its service and contract commitments, Celera plans to allocate a larger portion of its sequencing capacity toward revenue generating customer commitments in the second quarter in comparison to other quarters of the year. This is expected to shift the timing of $4 to $6 million of revenue to the second quarter from the third quarter, and to a lesser extent, from the first quarter.

o R&D expenses: At the end of fiscal 2001, Celera expected fiscal 2002 research and development expenses (adjusted for our reclassification of some R&D expenses to cost of sales) to be approximately $145 to $160 million. The prior outlook excluded any incremental R&D expenses associated with the proposed Axys transaction. Anticipating the impact of this transaction, the Group has updated its outlook for fiscal 2002 R&D expenses to $165 to $180 million.

o SG&A expenses: The Group expects only a modest increase for fiscal 2002 in comparison to fiscal 2001 SG&A expenses of $58.3 million.

o Celera Diagnostics: Fiscal 2002 pre-tax losses related to the Celera Diagnostics joint venture are expected to be approximately $55 to $65 million.

o Cash Burn: Based on the expectations outlined above, the most likely range for Celera's fiscal 2002 net cash use is between $155 and $170 million. This outlook reflects the expected impact of lower interest rates on interest income, and approximately $11 million in anticipated one time costs related to the Axys transaction.

The comments in the Outlook Section reflect management's current outlook. The Company does not have any current intention to update this outlook and plans to revisit the Group's outlook only once each quarter when financial results are announced.

Conference Call & Webcast

A conference call with Applera Corporation and Celera Genomics executives will be held today at 10:00 a.m. (ET) with investors and media to discuss these results and management's current financial outlook for the Company. Investors, securities analysts, and representatives of the media calling from the U.S. or Canada who would like to participate should dial 800.598.1707 (code "applera") between 9:45 a.m. and 10:00 a.m. International participants should dial (+1)
706.634.4992. This conference call will also be webcast. Interested parties who wish to listen to the webcast should visit either www.applera.com and go to the Investor Relations section of the web site, or www.celera.com and go to the Investor Center section. An audio replay of the conference call will be available later today for 10 days. Callers from the U.S. or Canada should dial
800.642.1687. International callers should dial (+1) 706.645.9291. The conference ID number is 1946173.

During the call, management plans to discuss, among other topics:

o The ongoing implementation of Celera's therapeutic discovery strategy, with an emphasis on proteomics; and

o Celera's contribution to Applera's genome resequencing project, and its anticipated impact on new products and sequencing capacity utilization.

About Applera Corporation and Celera Genomics

Applera Corporation comprises two operating groups. The Celera Genomics Group, headquartered in Rockville, MD, is engaged principally in integrating advanced technologies to create therapeutic discovery and development capabilities for internal use and for its customers and collaborators. Celera's businesses are its online information business and its therapeutics discovery business. The online information business is a leading provider of information based on the human genome and other biological and medical information. Through the therapeutic discovery business, Celera intends to leverage its genomic and proteomic capabilities to identify drug targets and diagnostic marker candidates, and to discover novel therapeutic candidates. The Applied Biosystems Group (NYSE:ABI) develops and markets instrument-based systems, reagents, software, and contract services to the life science industry and research community. Applied Biosystems is headquartered in Foster City, CA, and reported sales of $1.6 billion during fiscal 2001. Celera Diagnostics has been established as a joint venture between Applied Biosystems and Celera Genomics. This new venture is focused on discovery, development and commercialization of novel diagnostic tests. Information about Applera Corporation, including reports and other information filed by the company with the Securities and Exchange Commission, is available on the World Wide Web at www.applera.com, or by telephoning 800.762.6923. Information about Celera is available on the World Wide Web at www.celera.com.

Certain statements in this press release, including the Outlook section, are forward-looking. These may be identified by the use of forward-looking words or phrases such as "believe," "expect," "anticipate," "should," "planned," "estimated," and "potential," among others. These forward-looking statements are based on Applera Corporation's current expectations. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for such forward-looking statements. In order to comply with the terms of the safe harbor, Applera Corporation notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. The risks and uncertainties that may affect the operations, performance, development, and results of Celera Genomics' businesses include but are not limited to (1) expected operating losses; (2) dependence on the continued assembly and annotation of the human and other genomes; (3) uncertainty of revenue growth;
(4) unproven use of genomics information to develop or commercialize products;
(5) intense competition in the industry in which Celera Genomics operates; (6) dependence on customers in, and the risks that affect, the pharmaceutical and biotechnology industries; (7) reliance on strategic relationship with the Applied Biosystems Group; (8) potential product liability claims; (9) potential liabilities related to use of hazardous materials; (10) lengthy sales cycles;
(11) dependence on the unique expertise of its scientific and management staff;
(12) uncertainty and availability of patent, copyright, and intellectual property protection and the ability to protect trade secrets, and the risk that Celera Genomics may become the subject of infringement claims; (13) dependence on computer hardware, software, and Internet applications; (14) potential adverse effect on Celera Genomics' intellectual property protection and the value of its products and services due to public disclosure of genomics sequence data; (15) Celera Genomics' need for access to biological materials; (16) legal, ethical, and social issues which could affect demand for products; (17) disruptions which could be caused by rapid growth of the business; (19) potential for government regulation of Celera Genomic's or its customers' products and services; (19) risks associated with future acquisitions, including that they may be unsuccessful; (20) uncertainty of the outcome of existing stockholder litigation; (21) lengthy and uncertain development cycle for therapeutic and diagnostic products, and Celera's unproven ability to develop or commercialize such products; (22) the risk that the proposed acquisition of Axys Pharmaceuticals could fail to close, and the possibility that Celera Genomics might not successfully integrate Axys' operations; (23) Celera Diagnostics' unproven ability to discover, develop, and commercialize novel diagnostic tests and the uncertainty that Celera Diagnostics will become profitable; and (24) other factors that might be described from time to time in Applera Corporation's filings with the Securities and Exchange Commission.

Copyright (C) 2001. Applera Corporation. All Rights Reserved. Applied Biosystems, Celera, Celera Diagnostics and Celera Genomics are registered trademarks of Applera Corporation or its subsidiaries in the U.S. and certain other countries.

APPLERA CORPORATION
CELERA GENOMICS GROUP
COMBINED STATEMENTS OF OPERATIONS
(Dollar amounts in millions except per share amounts)
(Unaudited)


                                                                                Three months ended
                                                                                   September 30,
                                                                            2001                   2000
                                                                     -------------------    -------------------
Net revenues                                                          $         27.3         $          18.3
Costs and expenses
  Cost of sales                                                                 11.9                     5.8
  Research and development                                                      27.8                    41.0
  Selling, general and administrative                                           12.6                    13.0
  Amortization of goodwill and other intangibles                                 0.5                    11.1
                                                                     -------------------    -------------------
Operating loss                                                                 (25.5)                  (52.6)
Interest income, net                                                            10.9                    17.4
Other expense, net                                                              (0.7)
Loss from joint venture                                                         (9.4)
                                                                     -------------------    -------------------
Loss before income taxes                                                       (24.7)                  (35.2)
Benefit for income taxes                                                         9.1                     9.5
                                                                     -------------------    -------------------
Net loss                                                              $        (15.6)        $         (25.7)
                                                                     ===================    ===================
Net loss per share
     Basic and diluted                                                $        (0.25)        $         (0.43)
Average common shares outstanding
     Basic and diluted                                                    61,792,000              59,709,000


APPLERA CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollar amounts in millions except per share amounts)
(Unaudited)


                                                                            Three months ended
                                                                              September 30,
                                                                        2001                  2000
                                                                --------------------- ---------------------
Net revenues                                                     $            387.8    $            367.4
Cost of sales                                                                 186.5                 169.3
                                                                --------------------- ---------------------
Gross margin                                                                  201.3                 198.1
Selling, general and administrative                                           107.1                 103.0
Research, development and engineering                                          84.5                  77.9
Amortization of goodwill and other intangibles                                  0.5                  11.1
                                                                --------------------- ---------------------
Operating income                                                                9.2                   6.1
Gain on investments                                                                                  12.0
Interest income, net                                                           14.1                  21.5
Other expense, net                                                             (1.7)                 (2.9)
                                                                --------------------- ---------------------
Income  before income taxes                                                    21.6                  36.7
Provision for income taxes                                                      4.6                  12.2
                                                                --------------------- ---------------------
Net income                                                       $             17.0    $             24.5
                                                                ===================== =====================
Applied Biosystems Group
   Net income                                                    $             32.2    $             49.1
       Basic per share                                           $             0.15    $             0.23
       Diluted per share                                         $             0.15    $             0.22

Celera Genomics Group
   Net loss                                                      $            (15.6)   $            (25.7)
       Basic and diluted per share                               $            (0.25)   $            (0.43)
